Exhibit 99.1

[Servotronics, Inc. Letterhead]

1110 Maple Street ♦ P.O. Box 300 ♦ Elma, New York 14059-0300 ♦ 716-655-5990 ♦ FAX 716-655-6012

November 11, 2016	SERVOTRONICS, INC. ANNOUNCES
THIRD QUARTER AND NINE MONTH RESULTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2016

Elma, NY – Servotronics, Inc. (NYSE MKT – SVT) a designer and manufacturer of servo-control components and other advanced technology products announced today its financial results for the periods ended September 30, 2016.

Net income for the nine months ended September 30, 2016 was $1,628,000 (or $0.74 per share Basic and $0.71 Diluted) on revenues of $28,708,000 as compared to net income for the same period of 2015 of $4,136,000 (or $1.90 per share Basic and $1.83 Diluted) on revenues of $27,122,000 which included a previously disclosed insurance settlement related to an arbitration award. Excluding those items, the Company’s adjusted net income increased approximately 36% from $1,199,000 for the nine months ended September 30, 2015 to $1,628,000 for the same period of 2016. The increase in adjusted net income for 2016 is the result of increases in commercial shipments at the Company’s Advanced Technology Group (ATG) partially offset by a decrease in commercial and government shipments at the Company’s Consumer Products Group (CPG).

Net income for three months ended September 30, 2016 was $366,000 (or $0.17 per share Basic and $0.16 Diluted) on revenues of $9,465,000 compared to net income for the same period of 2015 of $744,000 (or $0.34 per share Basic and $0.33 Diluted) on revenues of $9,709,000. The decrease in net income for the third quarter is the result of decreases in sales at the CPG partially offset by increases in sales at the ATG coupled with increased operating expenses as a percentage of sales.

“The Company’s third quarter financial results continued to reflect strong production volumes and solid performance in our Advanced Technology Group” said Servotronics’ President, Kenneth D. Trbovich. "Our year-to-date financial performance positions the Company to achieve record sales in 2016. We continue to work on improving our operations and cost structure at our Consumer Products Group and expect to be positioned to win new business opportunities in the future."

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles, (“GAAP”). The Company’s management uses the non-GAAP measure “adjusted net income” in their analysis of the Company’s performance. This measure, as used by Servotronics, adjusts net income determined in accordance with GAAP to reflect changes in financial results associated with the highlighted charges and income items. Management believes the presentation of this financial measure reflecting these non-GAAP adjustments provides important supplemental information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net income determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported amounts ($000’s omitted).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Net Income reconciliation:	2016	2015	2016	2015
As reported net income	$366	$744	$1,628	$4,136
Non-GAAP adjustments, net of tax
Non-recurring arbitration award expense	-	-	-	33
Non-recurring insurance settlement related to arbitration	-	-	-	(2,970)
Non-GAAP adjusted net income	$366	$744	$1,628	$1,199
Per share amounts:
Non-GAAP adjusted net income per share (basic)	$0.16	$0.34	$0.74	$0.55
Basic weighted average common shares	2,219	2,179	2,203	2,179

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's planned growth efforts and expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenues from fixed price contracts with agencies of the U.S. Government or their prime contractors. The following factors, among others discussed herein, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today’s global economy, including political risks, adverse changes in legal and regulatory environments, and difficulty in predicting defense appropriations, the introduction of new technologies and the impact of competitive products, the vitality of the commercial aviation industry and its ability to purchase new aircraft, the willingness and ability of the Company’s customers to fund long-term purchase programs, and market demand and acceptance both for the Company’s products and its customers’ products which incorporate Company-made components, the Company’s ability to accurately align capacity with demand, the availability of financing and changes in interest rates, the outcome of pending and potential litigation and the additional risk factors discussed in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE MKT